Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

•	Reports revenue of $1.5 billion, up 8% sequentially

•	Delivers diluted earnings per share from continuing operations of $0.58

•	Generates free cash flow of $222 million for the quarter, 14.8% of revenue

•	Expects full year EPS to be around the midpoint of previously provided range of $1.75 — $2.00

New York, New York, October 23, 2009 — Dover Corporation (NYSE: DOV) announced today that for the third quarter ended September 30, 2009, earnings from continuing operations were $107.5 million or $0.58 diluted earnings per share (“EPS”), compared to $190.3 million or $1.01 EPS from continuing operations in the prior-year period, representing decreases of 44% and 43%, respectively. Revenue for the third quarter of 2009 was $1.5 billion, a decrease of 24% over the prior-year period. The revenue decrease was driven by a decline in core business revenue of 24%, a negative impact of foreign exchange of 2% and a 2% increase from net acquisitions.
Earnings from continuing operations for the nine months ended September 30, 2009 were $269.5 million or $1.45 EPS, compared to $525.2 million or $2.76 EPS in the prior-year period, representing decreases of 49% and 47%, respectively. Revenue for the nine month period ended September 30, 2009 was $4.3 billion, a decrease of 27% over the prior year period, and reflected a decline in core business revenue of 26%, a negative impact of foreign exchange of 3% and a 2% increase from net acquisitions.
Commenting on the third quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “The signs of stability we observed during the second quarter carried through to the third quarter across the majority of our businesses. I am pleased that we were able to leverage an 8% sequential improvement in revenue into a 38% sequential improvement in segment earnings. Operating margins expanded sequentially at all segments and came in at 14.3%, reflecting our year-long restructuring efforts. Quarterly free cash flow was $222 million, representing 14.8% of revenue for the quarter, and we are well on track to deliver another year in which our free cash flow exceeds 10% of revenue. Further, order trends continue to be stable, with some businesses, particularly our refrigeration business in Engineered Systems, beginning to see the effects of a normal seasonal slowdown.
“Consistent with our comments last quarter, we continue to anticipate full year revenue to be 24% - 26% lower than last year. Based on this expectation, we estimate full year earnings per share will be around the midpoint of our previously provided range of $1.75 — $2.00. Thanks in large part to the continued disciplined focus of our business leaders, we remain well-positioned to finish the year with solid double-digit margins and strong cash flow. We are confident the steps we’ve taken to strengthen our businesses will provide us with a foundation to leverage the eventual market recovery when it occurs.”
Net earnings for the third quarter of 2009 were $106.9 million or $0.57 EPS, including a loss from discontinued operations of $.6 million, compared to net earnings of $187.7 million or $1.00 EPS for the same period of 2008, which included a loss from discontinued operations of $2.7 million or $0.01 EPS. Net earnings for the nine months ended September 30, 2009 were $257.4 million or $1.38 EPS, including a loss from discontinued operations of $12.1 million or $0.06 EPS, compared to net earnings of $470.1 million or $2.47 EPS for the same period of 2008, which included a loss from discontinued operations of $55.1 million or $0.29 EPS.
Dover will host a webcast of its third quarter 2009 conference call at 9:00 A.M. Eastern Time on Friday, October 23, 2009. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s third quarter 2009 results and its operating companies can also be found on the Company website.
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.